EXHIBIT 99.1

SUMMIT BANK CORPORATION (Nasdaq: SBGA) FOR IMMEDIATE RELEASE	Contact: Pin Pin Chau pchau@summitbk.com
770-454-0400

SUMMIT BANK CORPORATION ANNOUNCES FOURTH QUARTER EARNINGS
AND RECORD ANNUAL EARNINGS

            January 27, 2005 - (Atlanta, GA) - Summit Bank Corporation announced fourth quarter 2004 earnings of $1,204,000 compared to $1,362,000 in the same period last year.  The 12% decline was largely attributed to an after-tax customer fraud loss of $240,000 recorded in the current period.  Notwithstanding the quarterly decline, Summit reported record 2004 earnings of $5,153,000 compared to $4,822,000 last year, a 7% increase.  Net earnings per share (diluted) for fourth quarter 2004 were $.21 compared to $.24 in fourth quarter 2003.  For the year, 2004 net earnings per share (diluted) increased to $.91 compared to $.85 in 2003.

            Total assets increased to $548 million at December 31, 2004, up 15% from $477 million at December 31, 2003.  Net loans grew 7% in 2004 to $335 million from $313 million last year while the investment portfolio also grew to $152 million at year end 2004 from $126 million a year earlier, an increase of 21%.  Deposits grew to $434 million at year end 2004 from $369 million a year earlier, an increase of 18%.

Net interest income increased to $4,827,000 in fourth quarter 2004 from $4,555,000 in the same period a year earlier.  For the comparable years, net interest income increased 12% in 2004 to $18,430,000 from $16,403,000 in 2003.  The increase is attributed to both loan growth and increases in the prime lending rate during the last half of 2004.

            Noninterest income was $1,002,000 for fourth quarter 2004, unchanged compared to $1,050,000 in fourth quarter last year which included a securities gain of $42,000.  Fees from international banking services increased to $390,000 in fourth quarter 2004, compared to $315,000 in fourth quarter last year representing a 24% increase.  For the year 2004, fees for international services increased to $1,322,000 from $1,228,000 in 2003, an increase of 8%.  The increase was attributed to increased international transaction volume and increased interest rates.

            Noninterest expenses increased to $3,891,000 in fourth quarter 2004 compared to $3,247,000 in the same period a year earlier.  The 20% increase was due in part to the fourth quarter 2004 fraud loss, and other increases in personnel costs and occupancy expenses resulting from branch expansion activities.  For the year 2004, noninterest expenses increased to $13,737,000 from $12,211,000 in 2003, an increase of 12%.

            Chief Executive Officer, Pin Pin Chau said, "Our earnings reached a new record during 2004 while we continued to build for the future by expanding our branch network and strengthening our infrastructure.  In addition to the office added in mid 2003, we added a limited-service facility in South Atlanta in July 2004, opened a representative office in Shanghai to expand international trade relations, relocated our San Jose, California office in November 2004 and began construction of a new office in Gwinnett County, Georgia scheduled to open in February 2005.  We strengthened our credit administration, risk management and compliance areas this year while we began our processes to comply with the internal controls reporting and audit requirements of the Sarbanes Oxley Act by 2006."  Chau continued, "We now have in place the necessary infrastructure to take us to the next step."

            Summit Bank Corporation is the parent company of The Summit National Bank, a nationally chartered full-service community bank specializing in the small business and international trade finance markets.  It currently operates five branches in the metropolitan Atlanta area and two in the South Bay area of San Francisco, California.

            This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Summit's operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Summit's assumptions, but that are beyond Summit's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the international, national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Summit, (v) greater competitive pressures among financial institutions in Summit's markets and (vi) greater loan losses than historic levels.  Additional information and other factors that could affect future financial results are included in Summit's filings with the Securities and Exchange Commission.

Summit Bank Corporation (SBGA) Selected Financial Information December 31, 2004

(In thousands except per share data)
	December 31, 2004			December 31, 2003		Change
Total Assets		547,708		477,145		14.79%
Net Loans		334,656		313,025		6.91%
Investments		151,891		125,726		20.81%
Total Deposits		434,453		368,599		17.87%
Noninterest-Bearing		104,055		85,103		22.27%
Interest-Bearing		330,398		283,496		16.54%
Stockholders' Equity		34,629		32,736		5.78%

Allowance for Loan Losses		4,549		4,047		12.40%
Nonperforming Assets		2,839		392		624.23%
Common Shares Outstanding		5,690,104		5,658,604		0.04%

Loans as % Deposits		77.03%		84.92%
Allowance for Loan Losses as % Total Loans		1.34%		1.28%
Nonperforming Assets as % Total Loans and ORE		.84%		0.12%
	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2004	2003	Change	2004	2003	Change
Interest Income	7,048	6,440	9.44%	26,689	23,548	13.34%
Interest Expense	2,221	1,885	17.82%	8,260	7,145	15.61%
Net Interest Income	4,827	4,555	5.97%	18,430	16,403	12.36%
Provision for Loan Losses	175	400	-56.25%	1,090	1,199	-9.09%
Noninterest Income	1,002	1,050	-4.57%	3,928	3,929	-0.03%
Noninterest Expenses	3,891	3,247	19.83%	13,737	12,211	12.50%
Income Before Taxes	1,763	1,958	-9.96%	7,531	6,922	8.80%
Tax Expense	559	596	-6.21%	2,378	2,100	13.24%
Net Income	1,204	1,362	-11.60%	5,153	4,822	6.86%

Basic Earnings Per Share	0.21	0.24	-8.33%	0.91	0.85	7.06%
Diluted Earnings Per Share	0.21	0.24	-8.33%	0.91	0.85	7.06%
Dividend Per Share	0.10	0.087	15.34%	0.40	0.347	15.27%

Weighted-Average Shares Outstanding - Basic	5,690,104	5,652,604	0.66%	5,686,563	5,652,604	0.60%
Weighted-Average Shares Outstanding - Diluted	5,691,284	5,673,264	0.32%	5,687,303	5,672,007	0.27%
	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2004	2003	Change	2004	2003	Change
Average Net Loans	334,918	307,510	8.91%	326,113	280,383	16.31%
Average Earning Assets	484,005	438,251	10.44%	468,269	401,912	16.51%
Average Deposits	411,117	369,411	11.29%	396,442	349,440	13.45%
Average Total Funds	468,949	425,495	10.21%	453,864	395,444	14.77%
Average Equity	34,810	32,318	7.71%	33,705	31,943	5.52%
Net Charge-offs (recoveries)	283	145	95.17%	588	587	0.17%

Return on Average Assets	0.93%	1.16%		1.03%	1.10%
Return on Average Equity	13.84%	16.86%		15.29%	15.09%
Net Interest Margin	3.99%	4.16%		3.94%	4.08%

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